UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 11, 2019

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001‑34857 (Commission File Number)	84‑1473173 (I.R.S. Employer Identification No.)

2886 Carriage Manor Point

Colorado Springs, CO 80906

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:   (303) 320‑7708

Check the appropriate box below if the form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)          On April 11, 2019, the Board of Directors of Gold Resource Corporation (the “Company”) appointed Kimberly C. Perry to serve as a director, thereby increasing the size of the Board of Directors from four to five members. The Board will determine to which committees to appoint Ms. Perry following an introductory evaluation period.

Ms. Perry is a Certified Public Accountant with more than 20 years of mining industry experience, of which 15 years have been in the extractive sector. She has broad strategic leadership experience across all aspects of accounting, finance, information technology and commercial functions. Ms. Perry has served in escalating roles of leadership at Alacer Gold Corporation (TSX: ASR and ASX: AQG), currently serving since 2013 as Treasurer and Vice President, Finance and Information Technology and previously as Chief Compliance Officer and Director, Internal Audit from 2012 to 2013. Prior to that, Ms. Perry served in various finance and accounting related roles at Newmont Mining Corporation (NYSE: NEM) from 2005 to 2012. Ms. Perry’s prior board experience includes serving as Chairperson of the Valcambi Gold Refinery Audit and Risk Committee from 2009 to 2012. Ms. Perry received a Bachelor of Science in Business Administration from Auburn University.

In connection with her appointment to the Board, Ms. Perry was awarded 100,000 options to purchase the Company’s common stock at a price per share equal to the closing price of the common stock on April 11, 2019 and exercisable for a period of ten years, subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan, and she will initially receive a monthly retainer fee of $8,333.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: April 16, 2019	By:	/s/ Jason D. Reid
	Name:	Jason D. Reid
	Title:	Chief Executive Officer and President